EXHIBIT 10 (d)

                                                   Dated as of September 1, 1998


Dr. James Stigler
418 Arbramar Avenue
Pacific Palisades, CA 90034

Dear Dr. Stigler:

We are delighted you have agreed to serve as a consultant to Digital LAVA, Inc. (the "Company"). In this letter, I would like to present the terms of your engagement with the Company.

1. Duties and Term. In connection with your engagement, you will consult with the Company concerning development, strategic and financial matters as the President or Chief Executive Officer may request from time to time. Your engagement will commence only upon the closing of the Company's initial public offering of its securities (the "IPO") and will end on the second anniversary of such date. During your engagement you agree to such time as may be necessary to your consulting duties.

2. Compensation. In consideration of your services, you will receive payments at the rate of $2,000 per month during the term of your engagement, payable on the last day of each month. In addition, upon the closing of the IPO, you will receive a one-time cash payment of $40,000.

3. Other Benefits. You will not be entitled to any other compensation or benefits for your services, regardless of the compensation or benefits offered by the Company to its employees or other consultants. The Company will reimburse you for actual out-of-pocket expenses incurred by you in the performance of your services provided that such expenditures have been approved in advance by an officer of the Company in writing.

4. Confidentiality. As a consultant to the Company, you may have access to information about the Company and third parties which is confidential in nature. You agree that you will not disclose any such information to any other person or entity, nor shall you use such information for any purpose other than the performance of your duties with the Company.

5. Miscellaneous. The agreements set forth in this letter are personal, and your rights set forth above may not be transferred or assigned by you. This letter agreement represents the entire agreement between you and the Company concerning your consulting and supersedes all prior negotiations and agreements, whether written or oral, relating to your engagement.

     This letter agreement may not be amended or waived unless pursuant to a writing signed by you and an officer of the Company. No waiver of any term of this letter agreement or of any breach of any condition or provision to be performed under this letter agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

     You will bear full and complete liability for the payment of all applicable income, payroll, withholding and other taxes and deductions required to be paid on account of amounts received by you pursuant to this Agreement by any law, rule or regulation of any federal, state or local authority.

     The laws of the State of California shall govern the interpretation, validity and performance of the terms of this letter agreement, without reference to conflicts of law rules.

You agree that you are an independent contractor to, and not an employee or agent of, the Company, and that you do not have any authority or right to enter into any agreements or binding obligations on behalf of the Company.

                                     ******

     To acknowledge your agreement to the terms of your engagement set forth above, please sign a copy of this letter where indicated and return it to me at your earliest convenience.

                                            Digital LAVA, Inc.



                                            By: /s/ Danny Gampe
                                                ------------------------
                                                An Authorized Officer


Accepted and Agreed the
date first written above



 /s/ James Stigler
 --------------------------
     Consultant